UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2020 (September 30, 2020)

Academy Sports and Outdoors, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39589	85-1800912
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 North Mason Road

Katy, Texas 77449

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (281) 646-5200

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ASO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

In connection with the initial public offering (the “Offering”) by Academy Sports and Outdoors, Inc. (the “Company”) of its common stock, par value $0.01 per share (the “Common Stock”), described in the prospectus (the “Prospectus”), dated October 1, 2020, filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”), which is deemed to be part of the Registration Statement on Form S-1 (File No. 333-248683) (as amended, the “Registration Statement”), the following agreements were entered into:

•

the Underwriting Agreement, dated October 1, 2020 (the “Underwriting Agreement”), by and among the Company and Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC, as representatives of the several underwriters named in Schedule I thereto;

•	the Amendment to the Registration Rights Agreement, dated as of October 6, 2020 (the “RRA Amendment”), by and among the Company, Allstar LLC and New Academy Holding Company, LLC; and

•

the Stockholders’ Agreement, dated as of October 6, 2020 (the “Stockholders’ Agreement”), by and among the Company and Allstar LLC, KKR 2006 Allstar Blocker L.P. and Allstar Co-Invest Blocker L.P. (collectively, the “KKR Stockholders”).

The Underwriting Agreement, the RRA Amendment and the Stockholders’ Agreement are filed herewith as Exhibits 1.1, 4.1 and 10.1, respectively, and are incorporated herein by reference. The terms of these agreements are substantially the same as the terms set forth in the forms of such agreements previously filed as exhibits to the Registration Statement and as described therein. Affiliates of the KKR Stockholders have various relationships with the Company. For further information, see “Certain Relationships and Related Party Transactions” in the Prospectus.

Item 1.02	Termination of a Material Definitive Agreement

The Company’s wholly-owned subsidiary, Academy, Ltd., a Texas limited liability partnership, was party to a Monitoring Agreement, dated as of August 3, 2011 (the “Monitoring Agreement”), by and between Academy, Ltd. and Kohlberg Kravis Roberts & Co. L.P. (“KKR”), which was terminated automatically in accordance with its terms upon the completion of the Offering. In connection with such termination, the Company will pay termination fees of approximately $12.3 million to KKR.

Affiliates of KKR have various relationships with the Company. For further information, see “Certain Relationships and Related Party Transactions” in the Prospectus.

Item 3.03	Material Modification to Rights of Security Holders.

The information pertaining to Item 5.03 below is incorporated by reference in this Item 3.03.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As contemplated in the Registration Statement, on September 30, 2020, the Company’s Amended and Restated Certificate of Incorporation (the “Charter”), in the form previously filed as Exhibit 3.1 to the Registration Statement, and the Company’s Amended and Restated Bylaws (the “Bylaws”), in the form previously filed as Exhibit 3.2 to the Registration Statement, became effective. The Charter, among other things, provides that the Company’s authorized capital stock consists of 300,000,000 shares of Common Stock and 50,000,000 shares of preferred stock. A description of the Company’s capital stock, after giving effect to the adoption of the Charter and Bylaws, has previously been included by the Company under “Description of Capital Stock” in the Prospectus. The Charter and Bylaws are filed herewith as Exhibit 3.1 and Exhibit 3.2, respectively, and are incorporated herein by reference.

Item 8.01	Other Events.

On October 6, 2020, the Company completed its Offering of 15,625,000 shares of Common Stock for cash consideration of $13.00 per share ($12.22 per share, net of underwriting discounts) to a syndicate of underwriters led by Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC, as representatives, resulting in approximately $182.8 million in net proceeds, after deducting the underwriting discounts and commissions and the offering expenses payable by the Company. The Company has granted the underwriters a 30-day option to purchase up to an additional 2,343,750 shares of Common Stock to cover over-allotments, if any. The Company intends to use these proceeds for general corporate purposes, which may include the repayment of certain indebtedness.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated October 1, 2020, by and among Academy Sports and Outdoors, Inc. and Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC, as representatives of the several underwriters named in Schedule I thereto.

3.1	Amended and Restated Certificate of Incorporation of Academy Sports and Outdoors, Inc.

3.2	Amended and Restated Bylaws of Academy Sports and Outdoors, Inc.

4.1	Amendment to the Registration Rights Agreement, dated as of October 6, 2020, by and among Academy Sports and Outdoors, Inc., Allstar LLC and New Academy Holding Company, LLC.

10.1	Stockholders’ Agreement, dated as of October 6, 2020, by and among Academy Sports and Outdoors, Inc., Allstar LLC, KKR 2006 Allstar Blocker L.P. and Allstar Co-Invest Blocker L.P.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

Academy Sports and Outdoors, Inc.

Date: October 6, 2020	By:	/s/ Rene G. Casares
	Name:	Rene G. Casares
	Title:	Senior Vice President, General Counsel and Secretary